UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 24, 2013

Date of Report (Date of earliest event reported)

Ciber, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6363 South Fiddler’s Green Circle, Suite 1400,

Greenwood Village, Colorado, 80111

(Address of principal executive offices) (Zip code)

(303) 220-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Board of Directors of Ciber, Inc. has resolved to rescind certain option awards granted in 2012 to Richard Genovese, Executive Vice President and Chief Operating Officer.  Upon joining Ciber in September 2011, Mr. Genovese received an equity award for options to acquire 600,000 shares and 150,000 RSUs.  Five months later, he received an equity award for options to acquire 300,000 shares and 200,000 RSUs as part of Ciber’s annual executive equity award program.  The Compensation Committee of the Board intended that the initial award to Mr. Genovese, which was based on arms-length negotiations in connection with his new-hire executive employment compensation package, be treated as an “inducement award” as permitted under NYSE rules and consistent with Ciber’s past practice with respect to newly hired executives.  Inducement awards are made outside of Ciber’s 2004 Incentive Plan in order to preserve shares in the Plan and do not count against the Plan’s limit of 1,000,000 shares to any individual.  However, Ciber did not specifically identify the initial award to Mr. Genovese as an inducement award in its public disclosures or in related documentation.  While the Board intends to treat the initial award to Mr. Genovese as an inducement award, it believes the best course of action is to rescind options to purchase 250,000 shares from the 2012 award of options from Mr. Genovese to eliminate even the appearance of an excessive award under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ciber, Inc.

Date: June 24, 2013	By:	/s/ M. Sean Radcliffe
M. Sean Radcliffe
General Counsel and Secretary